Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2012 Results

02 May 2012
#1 in Total Customer Satisfaction
ENSCO DS-6 Contracted to BP for Five-Year Term
ENSCO 8506 Contracted to Anadarko in U.S. Gulf of Mexico
ENSCO DS-8 Ordered for Delivery in Third Quarter 2014
Dividend Increased by 7% Beginning March 2012

LONDON -- (BUSINESS WIRE) -- Ensco plc (NYSE: ESV) reported diluted earnings per share of $1.15 for first quarter 2012, compared to $0.45 per share in first quarter 2011. Professional fees, severance payments and other integration-related costs associated with the Pride International, Inc. acquisition totaled approximately $3 million, or $0.01 per share, in first quarter 2012. Professional fees incurred in first quarter 2011 related to preparations for the planned acquisition were approximately $8 million, or $0.06 per share.
On 31 May 2011, Ensco plc completed the acquisition of Pride International. Results from Pride International were included in Ensco's first quarter 2012 results with no corresponding amount in first quarter 2011.
As previously reported on 28 February 2012, the Board of Directors increased the regular quarterly cash dividend by 7% to $0.375 per share, or $1.50 per share annually. The dividend increase is supported by the Company's strong financial position and positive outlook for future earnings growth from rising utilization and day rates, coupled with organic growth from newbuild rigs.
Chairman, President and Chief Executive Officer Dan Rabun stated, “Customer demand for offshore drilling continues to strengthen. During the quarter, we contracted two of our newbuild ultra-deepwater rigs. Drillship ENSCO DS-6 was contracted with BP for an initial five-year term and semisubmersible ENSCO 8506 was contracted for an initial two-and-one-half year term with Anadarko in the U.S. Gulf of Mexico. Given our contracting success and positive outlook, we recently ordered a new ultra-deepwater drillship, to be named ENSCO DS-8, with options for two additional drillships. In total, we have six rigs under construction that will drive earnings growth well into the future. Given our strong financial position and positive growth outlook, our Board of Directors increased the regular cash dividend during the first quarter.”
Mr. Rabun added, “Once again, customers rated Ensco #1 for total customer satisfaction in the independent survey completed by EnergyPoint Research. In total, Ensco earned the top score in 13 of 17 categories. We are grateful for this recognition, which is the result of the hard work and dedication of our offshore crews and onshore personnel around the world.”
Revenues in first quarter 2012 totaled $1.026 billion, compared to $362 million a year ago. Approximately $461 million of the increase was related to the Pride International acquisition. Higher utilization and average day rates in both the deepwater and jackup segments and the addition of new ultra-deepwater rigs to the active fleet also drove the increase in revenues. As required by generally accepted accounting principles, former Pride International drilling contracts were adjusted to their estimated fair market values at the acquisition date. Due to these required adjustments, first quarter 2012 revenues were increased by approximately $9 million.

Contract drilling expense was $520 million, up from $192 million in first quarter 2011. Excluding $269 million from the effect of the Pride International acquisition, contract drilling expense increased $59 million. Newly delivered ultra-deepwater rigs and higher costs from improved utilization in the jackup segment also increased expenses along with previously reported increases in average unit labor costs. First quarter 2012 contract drilling expense included approximately $1 million of severance costs related to the acquisition with no similar expense in first quarter 2011.
Depreciation expense rose to $139 million from $60 million a year ago. Excluding $71 million from the effect of the Pride International acquisition, the $8 million increase primarily was driven by the addition of new ultra-deepwater rigs to the fleet.
General and administrative expense was $38 million, compared to $30 million in first quarter 2011. The effect of the Pride International acquisition increased general and administrative expense year to year. Professional fees, severance payments and other integration-related costs associated with the Pride International acquisition totaled approximately $2 million in first quarter 2012, compared to approximately $8 million in first quarter 2011.
Interest expense in first quarter 2012 was $35 million, net of $23 million of interest that was capitalized, compared to interest expense of $4 million in first quarter 2011, net of $14 million of interest that was capitalized. Interest expense increased year to year due to additional debt incurred as a result of the acquisition of Pride International.

Segment Highlights

Deepwater
Deepwater segment revenues were $549 million in first quarter 2012, up from $98 million a year ago. Approximately $333 million of the $451 million increase was related to the effect of the Pride International acquisition. Two new ultra-deepwater semisubmersible rigs, ENSCO 8503 and ENSCO 8504, also contributed to the increase, along with ENSCO 7500 that commenced a multi-year contract in Brazil in late December 2011 after completing upgrades last year.
The average day rate was $383,000 and utilization was 87%, compared to $304,000 and 77%, respectively, in first quarter 2011. Excluding the impact of the Pride International acquisition, the average day rate increased to $406,000 and utilization was 87% in first quarter 2012. During first quarter 2011, certain deepwater rigs operating in the U.S. Gulf of Mexico earned lower standby or sublet rates following the Macondo incident.
Contract drilling expense was $260 million in first quarter 2012, up from $41 million in first quarter 2011. Approximately $178 million of the $219 million increase was due to the effect of the Pride International acquisition. The commencement of the ENSCO 7500 multi-year contract in Brazil and the addition of ENSCO 8503 and ENSCO 8504 to the fleet also contributed to the increase.
Midwater
Prior to the Pride International acquisition, Ensco had no midwater rigs. Therefore, midwater segment revenues totaling $91 million in first quarter 2012 were entirely related to the effect of the Pride International acquisition. The average day rate was $227,000 and utilization was 68% in first quarter 2012. Contract drilling expense in first quarter 2012 was $62 million.

Jackup
Jackup segment revenues were $365 million, up from $263 million a year ago. Higher utilization and average day rates drove the $102 million, or 39%, increase in revenues. The effect of the Pride International acquisition added approximately $16 million to revenues.

Utilization increased to 84% from 72% in the year ago period. The average day rate was $99,000 versus $97,000 in first quarter 2011. Excluding the effect of the Pride International acquisition, utilization improved more than twenty percentage points to 93% and the average day rate increased to $101,000.
Contract drilling expense increased $31 million to $182 million compared to a year ago. Significantly improved utilization drove the increase. The effect of the Pride International acquisition added approximately $14 million to contract drilling expense.
Other
Other includes managed drilling rig operations added through the Pride International acquisition and the ENSCO I barge rig that has been cold stacked. In first quarter 2012, revenue totaling $22 million and contract drilling expense equaling $17 million are due primarily to the effect of the Pride International acquisition.

	First Quarter

(in millions of $,	Deepwater			Midwater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	2012	2011	Chg

Revenues	548.6	98.2	NM	91.1	—	NM	365.1	263.3	39%	21.6	—	NM	—	—	1,026.4	361.5	184%
Operating expenses
Contract drilling	260.1	40.9	NM	61.9	—	NM	181.5	150.3	21%	16.7	0.4	NM	—	—	520.2	191.6	172%
Depreciation	76.6	16.3	NM	15.7	—	NM	42.8	42.4	1%	0.5	0.4	25%	3.8	0.4	139.4	59.5	134%
General and admin.	—	—	—	—	—	—	—	—	—	—	—	—	38.2	30.1	38.2	30.1	27%
Operating income (loss)	211.9	41.0	NM	13.5	—	NM	140.8	70.6	99%	4.4	(0.8)	NM	(42.0)	(30.5)	328.6	80.3	309%

Strong Financial Position - 31 March 2012
Ensco continues to maintain a strong financial position:

•	More than $10 billion of contract revenue backlog excluding bonus opportunities

•	$1.9 billion of available revolving credit facilities

•	Total debt-to-capital ratio of 32%

The $1.9 billion of available revolving credit facilities comprises a 364-day revolving credit facility in the amount of $450 million, which was recently extended for an additional year, and a five-year revolving credit facility in the amount of $1.45 billion, which has approximately four years remaining.

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 3 May 2012 to discuss first quarter 2012 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 524-3160 from within the United States and +1 (412) 317-6760 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 13 May 2012 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (Conference ID 10011365). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For 25 years, the company has focused on operating safely and exceeding customer expectations. In the most recent independent survey of customers completed by EnergyPoint Research, Ensco received the top score in 13 of 17 categories including the #1 rating for total customer satisfaction. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. To learn more about Ensco, visit www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; expected synergies from the integration of Pride International's operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication; actual contract commencement dates; and our ability to successfully integrate the operations of Ensco and Pride International.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, which is available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

OPERATING REVENUES	$1,026.4	$361.5

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	520.2	191.6
Depreciation	139.4	59.5
General and administrative	38.2	30.1
	697.8	281.2

OPERATING INCOME	328.6	80.3

OTHER INCOME (EXPENSE)
Interest income	5.9	0.2
Interest expense, net	(34.6)	(4.1)
Other, net	2.5	6.1
	(26.2)	2.2

INCOME BEFORE INCOME TAXES	302.4	82.5

PROVISION FOR INCOME TAXES	35.0	17.0

NET INCOME	267.4	65.5

NONCONTROLLING INTERESTS	(2.0)	(0.9)

NET INCOME ATTRIBUTABLE TO ENSCO	$265.4	$64.6

EARNINGS PER SHARE
Basic	$1.15	$0.45
Diluted	$1.15	$0.45

NET INCOME ATTRIBUTABLE TO ENSCO SHARES
Basic	$262.7	$63.6
Diluted	$262.7	$63.6

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	$228.8	$141.2
Diluted	$229.2	$141.4

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2012	2011
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$208.9	$430.7
Accounts receivable, net	760.4	843.5
Other	327.7	380.3
Total current assets	1,297.0	1,654.5

PROPERTY AND EQUIPMENT, NET	12,889.9	12,421.9

GOODWILL	3,263.0	3,263.0

OTHER ASSETS, NET	498.1	538.5

	$17,948.0	$17,877.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$991.5	$1,159.0
Short-term debt	200.0	125.0
Current maturities of long-term debt	47.5	47.5
Total current liabilities	1,239.0	1,331.5

LONG-TERM DEBT	4,862.6	4,877.6

DEFERRED INCOME TAXES	341.4	339.5

OTHER LIABILITIES	417.4	444.8

TOTAL EQUITY	11,087.6	10,884.5

	$17,948.0	$17,877.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

OPERATING ACTIVITIES
Net income	$267.4	$65.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	139.4	59.5
Other	6.0	4.8
Changes in operating assets and liabilities	134.5	(4.6)
Net cash provided by operating activities	547.3	125.2

INVESTING ACTIVITIES
Additions to property and equipment	(764.1)	(131.0)
Other	5.1	0.5
Net cash used in investing activities	(759.0)	(130.5)

FINANCING ACTIVITIES
Cash dividends paid	(86.8)	(50.2)
Commercial paper borrowings, net	75.0	—
Reduction of long-term borrowings	(7.1)	—
Proceeds from issuance of senior notes	—	2,462.8
Debt financing costs	—	(25.5)
Other	8.3	(0.5)
Net cash (used in) provided by financing activities	(10.6)	2,386.6

Effect of exchange rate changes on cash and cash equivalents	0.5	0.1

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(221.8)	2,381.4

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	430.7	1,050.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$208.9	$3,432.1

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			Fourth
	First Quarter		Quarter
	2012	2011	2011

Rig utilization(1)

Deepwater	87%	77%	80%
Midwater	68%	n/a	82%
Jackup	84%	72%	82%

Total reportable segments	87%	72%	82%

Other(3)	100%	n/a	100%

Total	84%	72%	82%

Average day rates(2)

Deepwater	$382,618	$304,220	$371,269
Midwater	227,319	n/a	228,670
Jackup	99,449	96,766	96,712

Total reportable segments	181,319	118,447	174,757

Other(3)	79,933	n/a	78,746

Total	$176,838	$118,447	$171,473

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(3)	Other includes the utilization and average day rates of our three deepwater drilling management contracts but excludes ENSCO I, the only barge rig in our fleet, which currently is cold stacked.